EXHIBIT 5


                                   LAW OFFICES
                                  WOLIN & ROSEN
                           A Professional Corporation
                        55 West Monroe Street, Suite 3600
                          Chicago, Illinois 60603-5011
                                      ____

                             Telephone 312.424.0600
                             Facsimile 312.424.0660

                                  July 20, 2001


Inform  Worldwide  Holdings,  Inc.
10333 E. Dry Creek Road, Suite 270
Englewood, Colorado 80112

Attention:   Larry  G.  Arnold
             Chairman and Chief Executive Officer

     RE:     INFORM  WORDWIDE HOLDINGS, INC.
             REGISTRATION STATEMENT ON FORM SB-2
             (COMMISSION FILE NUMBER 333-59062)

Ladies  and  Gentlemen:

     We have examined the form of the amended registration statement on Form SB-2 (the "Registration Statement") being filed by Inform Worldwide Holdings, Inc., a Colorado corporation (the "Company"), with the United States Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of a total of 3,318,462 of the Company's Class A common stock, no par value ("Common Stock"), to be sold from time to time by the holders thereof.

     We have acted as securities counsel to the Company in connection with its preparation of the Registration Statement, and we have examined the corporate proceedings relating to the sale of the securities referred to above. As we are not admitted to practice in Colorado, we have relied on the opinion of John H. Lonnquist, P.C., Denver, Colorado, with respect to the due authorization and issuance of the Common Stock and with respect to Colorado law. Furthermore, for purposes of this opinion, we have assumed (i) the accuracy and completeness of all data supplied by the Company, its officers, directors or agents, and (ii) that all requisite authorizations, approvals, consents or exemptions under the securities laws of the various states and other jurisdictions of the United States have been obtained or are extant.


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Inform Worldwide Holdings, Inc.
July  20,  2001
Page  2


     Based on the foregoing, it is our opinion that the 3,318,462 shares of Class A Common Stock to be sold in accordance with the Registration Statement are legally and validly issued, fully paid and non-assessable.

     This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord ("Accord") of the ABA Section of Business Law (1991) and shall be subject to the qualifications, exceptions, definitions, limitations on coverage, and other limitations set forth therein and in this letter.
Qualifications to statements or opinions made in this letter by us as to knowledge or the absence of knowledge are based upon and limited to the "Actual Knowledge" as defined in the Accord of the Primary Lawyer Group. For purposes of this letter, the Primary Lawyer Group consists of Gerald L. Fishman and Charles J. Mack. In preparing this letter, we are entitled to rely, and did rely, upon written representations of certain officers of the Company, Public Authority Documents and the opinion of Colorado counsel which is referred to in this letter. With respect to information provided us by the Company and its officers, directors, employees or agents, including those covered by the referenced written representations, we are entitled to, and did, accept and rely upon such information as true, and we, as we are entitled to do, did not make any investigation or independent inquiry concerning the truth or accuracy of such information.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                          Very truly yours,

                                          /s/ Wolin & Rosen, Ltd.

                                          Wolin  &  Rosen,  Ltd.



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